AMENDMENT TO

METROPOLITAN WEST FUNDS

UNDERWRITING AGREEMENT

This Amendment (the “Amendment”) to the Underwriting Agreement (the “Agreement”), dated as of April 1, 2012, by and between Metropolitan West Funds (the “Trust”) and Foreside Funds Distributors LLC (“Foreside”) is hereby entered into as of June 26, 2013 (the “Effective Date”).

WHEREAS, the Trust and Foreside desire to amend Schedule A of the Agreement to add the Metropolitan West Floating Rate Income Fund to the list of Funds; and

WHEREAS, Section 9 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the parties;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby amended and restated as provided on Exhibit A attached hereto.

2.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

METROPOLITAN WEST FUNDS	FORESIDE FUNDS DISTRIBUTORS LLC

By: /s/ Patrick Dennis	By:	/s/ Mark Fairbanks
Name: Patrick Dennis Title: Assistant Secretary		Mark Fairbanks, President

Exhibit A

SCHEDULE A

Metropolitan West AlphaTrak 500 Fund

Metropolitan West Floating Rate Income Fund

Metropolitan West High Yield Bond Fund

Metropolitan West Intermediate Bond Fund

Metropolitan West Low Duration Bond Fund

Metropolitan West Strategic Income Fund

Metropolitan West Total Return Bond Fund

Metropolitan West Ultra Short Bond Fund

Metropolitan West Unconstrained Bond Fund